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Pricing Supplement No. 6 Dated February 11,
1999 (To Prospectus Supplement Dated July 27,   Filed Pursuant to Rule 424(b)(2)
1998 and Prospectus Dated July 20, 1998)        File No. 333-52725


                            CASE CREDIT CORPORATION
                   Medium-Term Notes, Series B - Fixed Rate


Agent:                             NationsBanc Montgomery Securities LLC
Aggregate Principal Amount:        $100,000,000
Agents' Discount
  or Commission:                   0.25% of Principal Amount
Net Proceeds to Company:           $99,727,000
Original Issue Date:               February 17, 1999
Original Issue Price:              99.977% of Principal Amount
Interest Rate:                     5.85%
Stated Maturity:                   February 20, 2001
Cusip Number:                      146908AJ7


Regular Record Date(s) (if other than the March 15 or September 15 immediately preceding the Interest Payment Date):

Interest Payment Date(s) (if other than April 1 and October 1 of each year):

Redemption:

     /X/  The Notes may not be redeemed prior to Stated Maturity.
     / /  The Notes may be redeemed prior to Stated Maturity.


                    Redemption Commencement Date:_________________

                    Redemption Price:________% of Principal Amount

     The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.
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Repayment:

     /X/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

               Holder's Optional Repayment Date(s): _________________________

               Holder's Optional Repayment Price: _______% of Principal Amount

Original Issue Discount: / / Yes   /X/ No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / /  Approximate
          / /  Exact

Amortization:

     /X/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.

               Amortization Formula:              ______________________

               Amortization Payment Date(s):      ______________________

Form of Notes:

     /X/  Book-Entry
     / /  Certificated

Agent's Capacity:

     /X/  Agent
     / /  Principal

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     If as Principal:

               / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

               / / The Agent proposes to offer the Notes at a fixed initial public offering price of ______% of Principal Amount.


     If as Agent:

                       The Notes are being offered at a fixed initial public offering price of 99.977% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."

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